Exhibit 99.1

RSTAR CORPORATION ANNOUNCES PLANS FOR REVERSE STOCK SPLIT

Special Meeting of stockholders to be held in early February 2003

Sunrise, Florida, January 13, 2003 — rStar Corporation  (NASDAQ: RTRCE) today announced that its board of directors has authorized the company to seek shareholder approval for a ten (10) for one (1) reverse split of the company’s common stock.  The proposal will be submitted to the Company’s stockholders for approval at a special meeting of stockholders, which is expected to be held on February 3, 2003 (the “Special Meeting”).  If approved, the Board anticipates implementing the reverse stock split on the same day.

On January 10, 2003, the Company filed preliminary proxy materials relating to the Special Meeting.  The preliminary proxy materials indicate that on August 27, 2002, the Company was notified by Nasdaq that it has until February 10, 2003, to comply with the minimum bid price requirement of the Nasdaq Market Place Rules.  The Company is holding the Special Meeting and requesting shareholder approval to implement the reverse stock split in order to improve the marketability and liquidity of its common stock, as well as to raise its bid price in excess of $1.00.  The Company can give no assurance that it will be in compliance with continued listing requirements and stay listed on the Nasdaq SmallCap exchange, even if the reverse stock split is approved at the Special Meeting.

About rStar

rStar Corporation (Nasdaq: RTRCE) through its StarBand Latin America (Holland) N.V. subsidiary, operates satellite-based rural telephony networks as well as high-speed consumer Internet access pilot networks for the SOHO and select consumer market segments in certain Latin American countries. Gilat Satellite Networks Ltd. (NASDAQ: GILTF) owns approximately 85% of rStar's common stock. rStar is located in Sunrise, Florida, and can be reached at 954-858-1600.

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of rStar to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic and business conditions, inability to maintain market acceptance of rStar's  services, inability to timely develop and introduce new technologies, services and applications, rapid changes in the market for rStar's services, loss of market share and pressure on prices resulting from competition, introduction of competing products by other companies, inability to manage growth and expansion, loss of key OEM partners, inability to attract and retain qualified personnel, inability to protect the Company's proprietary technology and risks associated with rStar's international operations. For additional information regarding these and other risks and uncertainties associated with rStar's business, reference is made to  rStar's reports filed from time to time with the Securities and Exchange Commission.

rStar Contact  Information:

Lior Kadosh,

Chief Financial Officer (USA)

Tel: +954.858.1600

lkadosh@gilatla.com

Tim Perrott,

VP, Investor Relations (USA)

Gilat Satellite Networks Ltd.

Tel: +703-848-1515

tim.perrott@spacenet.com